                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              --------------------
                                   FORM 8-K/A


                                 CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 30, 1999



                         FIRSTAMERICA AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)



   DELAWARE                           2-297254-NY                88-0206732
(State or other jurisdiction of    (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)



                               601 BRANNAN STREET
           SAN FRANCISCO, CA                                        94107
 (Address of principal executive offices)                         (Zip Code)



      Registrant's telephone number, including area code:  (415) 284-0444


        (Former name, former address and former fiscal year, if changed since last report)

                         FIRSTAMERICA AUTOMOTIVE, INC.
                                   FORM 8-K/A
                                     INDEX



Item                           Description                             Page
----                           -----------                             ----
Item 7    Financial Statements and Exhibits                              2

          Signatures                                                     3

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED.

  This amendment to the Company's Form 8-K that was filed on October 15, 1999 contains at page F-1 the financial statements of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. required pursuant to Rule 3-05 of Regulation S-X.

(b)  PRO FORMA FINANCIAL INFORMATION.

  This amendment to the Company's Form 8-K that was filed on October 15, 1999 contains at page F-12 the unaudited pro forma financial statements required pursuant to Article 11 of Regulation S-X.

(c)  EXHIBITS

Exhibit No.                           Description
-----------                           -------------

2.1* Agreement and Plan of Merger, dated as of September 10, 1999, by and among FirstAmerica Automotive, Inc., Lucas Dealership Group, Inc., a Texas Corporation, the Lucas Business Continuation Trust, a trust settled under the laws of the State of California, Patricia A. Yates, an individual resident in the State of California, Donald L. Lucas, an individual resident in the State of California, and Lucas Acquisition Corp, a Texas corporation and a wholly-owned subsidiary of FirstAmerica Automotive, Inc.

23.2   Consent of Deloitte & Touche LLP

------------------------
* Filed previously as an exhibit to the company's Form 8-K filed with the Securities and Exchange Commission on October 15, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 12, 1999                 FIRSTAMERICA AUTOMOTIVE, INC.


                                         By:  /s/ David J. Moeller
                                         -------------------------------------
                                         David J. Moeller
                                         Vice President of Finance
                                         Acting Principal Financial and
                                         Accounting Officer

                Certain Dealerships, Assets and Liabilities of
                         Lucas Dealership Group, Inc.

                          Independent Auditors' Report
                                      and
                         Combined Financial Statements

                                    Contents

                                                                            Page

Independent Auditors' Report                                                 F-2

Combined Financial Statements

   Combined Statements of Assets and Liabilities as of December 31, 1998
      and 1997 and June 30, 1999 (unaudited)                                 F-3

   Combined Statements of Sales, Cost of Sales and Direct Operating Expenses
      for the years ended December 31, 1998, 1997 and 1996 and the six
      months ended June 30, 1999 and 1998 (unaudited)                        F-4

   Combined Statements of Cash Flows for the years ended December 31,
      1998, 1997 and 1996 and the six months ended June 30, 1999 and 1998    F-5
      (unaudited)

   Notes to Combined Financial Statements                                    F-6

                         INDEPENDENT AUDITORS' REPORT

LUCAS DEALERSHIP GROUP, INC.:

     We have audited the accompanying combined statements of assets and liabilities of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. which are enumerated in Note 1 to the accompanying financial statements, as of December 31, 1998 and 1997, and the related combined statements of sales, cost of sales and direct operating expenses and of cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Lucas Dealership Group, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined financial statements were prepared to present the assets and liabilities of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc., and the related statements of sales, cost of sales and direct operating expenses and cash flows, and are not intended to be a complete presentation of Lucas Dealership Group, Inc.'s financial position, results of operations and cash flows.

     In our opinion, the combined financial statements referred to above, present fairly, in all material respects, the assets and liabilities of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. which are enumerated in Note 1 to the accompanying financial statements, as of December 31, 1998 and 1997, and the related sales, cost of sales, direct operating expenses and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




                                                /s/ DELOITTE & TOUCHE LLP


May 21, 1999
San Jose, California

                CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF
                         LUCAS DEALERSHIP GROUP, INC.

                 COMBINED STATEMENTS OF ASSETS AND LIABILITIES

                                (IN THOUSANDS)

                                                                               DECEMBER 31,
                                                             JUNE 30,     -----------------------
                                                               1999          1998          1997
                                                          -------------   ----------   ----------
                                                           (UNAUDITED)
ASSETS
Current assets:
 Cash and equivalents ....................................  $19,825       $12,286      $13,364
 Receivables, net ........................................   11,994        12,032       12,548
 Inventories .............................................   25,187        27,647       22,546
 Other current assets ....................................      798         1,556        1,270
                                                            -------       -------      -------
    Total current assets .................................   57,805        53,521       49,728
Rental vehicles, net .....................................    1,262         1,243        1,203
Property and equipment, net ..............................    2,947         3,299        3,900
Other assets .............................................      581           713          996
                                                            -------       -------      -------
Total assets .............................................  $62,594       $58,776      $55,827
                                                            =======       =======      =======

LIABILITIES
Current liabilities
 Notes payable -- direct inventory financing .............  $23,424       $24,434      $19,487
 Accounts payable ........................................    2,432         2,654        2,361
 Accrued and other liabilities ...........................    5,935         6,182        5,822
                                                            -------       -------      -------
    Total current liabilities ............................   31,791        33,270       27,670
Deferred income taxes ....................................       12           477          430
                                                            -------       -------      -------
Total liabilities ........................................   31,803        33,747       28,100
                                                            -------       -------      -------
Net assets ...............................................  $30,791       $25,029      $27,727
                                                            =======       =======      =======

                  See notes to combined financial statements.

                CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF
                         LUCAS DEALERSHIP GROUP, INC.

                COMBINED STATEMENTS OF SALES, COST OF SALES AND
                           DIRECT OPERATING EXPENSES

                                (IN THOUSANDS)

                                                                     SIX MONTHS ENDED                     YEARS ENDED
                                                                         JUNE 30,                        DECEMBER 31,
                                                                  -----------------------     -----------------------------------
                                                                      1999       1998             1998        1997       1996
                                                                  ----------- -----------     ----------- ----------- -----------
                                                                        (UNAUDITED)
Sales:
  New and used vehicle sales ................................       $158,944    $146,057        $293,645   $258,989     $214,279
  Parts and service .........................................         24,660      23,444          46,265     42,146       38,995
  Finance income ............................................          1,568       1,339           3,398      3,146        2,288
                                                                    --------    --------        --------   --------     --------
    Total ...................................................        185,172     170,840         343,308    304,281      255,562
                                                                    --------    --------        --------   --------     --------
Cost of sales:
  New and used vehicles .....................................        145,057     133,227         268,665    237,309      196,466
  Parts and service .........................................         12,289      11,866          22,633     20,499       19,490
                                                                    --------    --------        --------   --------     --------
    Total ...................................................        157,346     145,093         291,298    257,808      215,956
                                                                    --------    --------        --------   --------     --------
Gross profit ...............................................          27,826      25,747          52,010     46,473       39,606
                                                                    --------    --------        --------   --------     --------
Other operating income:
  Interest income ...........................................            728         590           1,234      1,161          853
  Other .....................................................          1,542         916           2,287      2,697        1,687
                                                                    --------    --------        --------   --------     --------
    Total ...................................................          2,270       1,506           3,521      3,858        2,540
                                                                    --------    --------        --------   --------     --------
Other operating expenses:
  Selling and administrative ................................         25,187      22,867          47,484     43,337       37,710
  Interest ..................................................            357         669           1,359      1,218        1,402
                                                                    --------    --------        --------   --------     --------
    Total ...................................................         25,544      23,536          48,843     44,555       39,112
                                                                    --------    --------        --------   --------     --------
Income before income taxes .................................           4,552       3,717           6,688      5,776        3,034
Provision for income taxes .................................           1,887       1,647           2,883      2,592        1,500
                                                                    --------    --------        --------   --------     --------
Net income .................................................           2,665       2,070           3,805      3,184        1,534
Net assets, beginning of period ............................          25,029      27,727          27,727     23,968       21,406
Dividend distribution from unconsolidated subsidiaries .....             801         600           1,113        400          900
Investment in unconsolidated subsidiary ....................              --      (2,300)         (3,270)        --           --
Net change in shareholder receivable/payable ...............           2,296       1,900          (4,346)       175          128
                                                                    --------    --------        --------   --------     --------
Net assets, end of period ..................................        $ 30,791    $ 29,997        $ 25,029   $ 27,727     $ 23,968
                                                                    ========    ========        ========   ========     ========

                  See notes to combined financial statements.

                CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF
                         LUCAS DEALERSHIP GROUP, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED                    YEARS ENDED
                                                                         JUNE 30,                        DECEMBER 31,
                                                                  -----------------------     -----------------------------------
                                                                      1999       1998             1998        1997       1996
                                                                  ----------- -----------     ----------- ----------- -----------
                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income ....................................................    $ 2,665    $ 2,070         $ 3,805     $ 3,184     $ 1,534
  Adjustments to reconcile net income to net cash provided by
    (used for) operating activities:
    Depreciation and amortization ...............................        636        344           1,406       1,389       1,300
    Deferred income taxes .......................................        140        (54)           (156)       (146)         (9)
    (Gain) loss on dispositions of property and equipment and
      rental and leased vehicles ................................        (10)       (86)              2        (300)        151
    Changes in assets and liabilities:
      Receivables ...............................................         38      1,090             516        (747)     (1,143)
      Inventories ...............................................      2,460     (1,730)         (5,102)     (1,737)     (4,834)
      Other current assets ......................................        153       (762)            247         160         606
      Notes payable--direct inventory financing .................     (1,010)     1,760           4,947         230       2,151
      Accounts payable ..........................................       (222)        53             293        (153)        406
      Accrued and other liabilities .............................       (247)     1,225              32       1,700        (714)
                                                                     -------    -------         -------     -------     -------
        Net cash provided by (used for) operating activities ....      4,603      3,910           5,990       3,580        (552)
                                                                     -------    -------         -------     -------     -------
Cash flows from investing activities:
  Proceeds from dispositions of property and equipment and
    rental and leased vehicles .................................         507        452             562       1,238         176
  Purchases of property and equipment and rental and leased
    vehicles ...................................................        (658)      (900)         (1,127)     (2,473)     (2,057)
  Other assets .................................................         (10)       263              --          --        (224)
                                                                     -------    -------         -------     -------     -------
        Net cash used for investing activities .................        (161)      (185)           (565)     (1,235)     (2,105)
                                                                     -------    -------         -------     -------     -------
Cash flows from financing activities:
  Long-term debt borrowings ....................................          --         --              --          --         139
  Repayment of long-term debt and capital leases ...............          --         --              --        (139)         (9)
  Net change in shareholder receivable/payable .................       2,296      1,900          (4,346)        175         128
  Dividends from affiliates ....................................         801        600           1,113         400         900
  Investment in unconsolidated subsidiaries ....................          --     (2,300)             --          --          --
  Investment in affiliates .....................................          --         --          (3,270)         --          --
                                                                     -------    -------         -------     -------     -------
        Net cash provided by (used for) financing activities ...       3,097        200          (6,503)        436       1,158
                                                                     -------    -------         -------     -------     -------
Net increase (decrease) in cash and equivalents ................       7,539      3,925          (1,078)      2,781      (1,499)
Cash and equivalents at beginning of period ....................      12,286     13,364          13,364      10,583      12,082
                                                                     -------    -------         -------     -------     -------
Cash and equivalents at end of period ..........................     $19,825    $17,289         $12,286     $13,364     $10,583
                                                                     =======    =======         =======     =======     =======
Supplemental cash flows information --
  Cash paid during the period for interest .....................     $   483    $   702         $ 1,018     $ 1,077     $ 1,263
                                                                     =======    =======         =======     =======     =======

                  See notes to combined financial statements.

  CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF LUCAS DEALERSHIP GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1999 AND 1998 IS UNAUDITED)


(1) BACKGROUND AND BASIS OF PRESENTATION

     The accompanying combined financial statements have been prepared for the purpose of presenting Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. ("Lucas"). The combined financial statements represent certain assets and liabilities of six dealerships, doing business as, Autobahn Motors, Hayward Honda, Saint Claire Cadillac/Oldsmobile, Stevens Creek BMW Motorsport, Stevens Creek Honda, and Golden Gate Cadillac/Acura as well as certain other assets and liabilities of Lucas (collectively the "Certain Dealerships"). The combined financial statements exclude the results of businesses previously distributed to the Lucas shareholders or expected to be distributed prior to the completion of the merger described in Note 2, including Autocorp (a leasing and fleet sales business) and six Saturn dealerships. The combined financial statements also exclude certain personal assets (shareholder receivables and payables and certain nonbusiness assets).

     The statement of sales, cost of sales and direct operating expenses, and cash flows for the periods indicated exclude the effects of the changes in the assets not included in these financial statements and include allocations of certain corporate expenses to the Certain Dealerships based upon estimates of actual corporate services performed on behalf of the Certain Dealerships. The allocations effectively allocate all of the expenses of the corporate offices to the dealerships. The amount of corporate expenses pertaining to the Certain Dealerships (including salaries, bonuses, rent, professional services, and other expenses) reflected in these financial statements is based primarily on a flat fee which varies per dealership plus a percentage of the dealerships' net income, which management of Lucas believes to be a reasonable allocation method.

     The accompanying combined financial statements are derived from the historical accounting records of Lucas. These historical financial statements are not intended to be a complete presentation of the financial position, results of operations and cash flows related to the Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. The historical operating results may not be indicative of future results.

(2) PENDING ACQUISITION

     On May 3, 1999 Lucas entered into an Agreement and Plan of Merger (the "Agreement") with FirstAmerica Automotive, Inc. Under the terms of the Agreement, Lucas will sell the six dealerships listed in Note 1 above, as well as as certain other assets and liabilities and all of the stock of Lucas, for consideration of approximately $65 million, subject to certain adjustments.

     On May 4, 1999 Lucas sold the Cadillac franchise right which was owned by Golden Gate Cadillac/Acura. Lucas continues to operate the related Acura franchise. The cash purchase price was approximately $600,000 and Lucas recorded a gain of $450,000 on this transaction, which is recorded in other operating income (unaudited). The accompanying financial statements include the results of the franchise sold for all periods presented, through the date of sale.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONCENTRATION OF CREDIT RISK -- At December 31, 1998, substantially all of the Certain Dealerships' business activities are located in Northern California. The Certain Dealerships perform credit evaluations of their customers and maintain reserves for potential credit losses.

     The Certain Dealerships purchase substantially all of their new vehicles and parts and accessories inventories from General Motors Corporation, American Honda Motors Corporation, Mercedes Benz of North America Incorporated and BMW of North America. There are receivables and payables in the normal course of business with these companies.

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates. Significant estimates include depreciable lives, income taxes and accrued liabilities.

  CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF LUCAS DEALERSHIP GROUP, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

     CASH AND EQUIVALENTS include highly liquid debt investments with maturities of three months or less when purchased.

     INVENTORIES include new vehicles and demonstrators, used vehicles and parts and accessories which are stated at cost, determined using the last-in, first-out (LIFO) method, which is not in excess of market. Other inventories consist primarily of gasoline, tires and oil and are stated at cost, on a first-in, first-out (FIFO) basis, which is not in excess of market.

     RENTAL VEHICLES are stated at specifically identified cost. Rental vehicles are used as short-term rentals for customers. They are depreciated straight-line over 36 months but are typically sold during the model year.

     PROPERTY AND EQUIPMENT are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the respective assets, principally three to seven years.

     INTANGIBLE ASSETS relate to the purchase of two dealerships and are included in other assets. The excess of costs over net tangible assets acquired is amortized over periods ranging from five to ten years. At December 31, 1998, 1997 and 1996, the net book value of intangible assets was $713,000, $996,000 and $1,278,000, respectively (net of accumulated amortization of $2,110,000, $1,827,000 and $1,545,000, respectively). Amortization expense was $283,000, $282,000, and $281,000 in 1998, 1997 and 1996, respectively.

     INCOME TAXES are accounted for using an asset and liability approach. Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Such differences relate primarily to accelerated depreciation for tax return purposes. Income tax amounts herein represent allocations computed as if the Certain Dealerships had filed a tax return on a combined basis.

      RECENTLY ISSUED ACCOUNTING STANDARD -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. For the periods presented, net income is equivalent to comprehensive income, as the Certain Dealerships had no items of other comprehensive income.

      UNAUDITED FINANCIAL STATEMENTS -- The accompanying unaudited combined financial statements as of June30, 1999 and for the six-month periods ended June 30, 1999 and 1998 have been prepared by Lucas pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of Lucas, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Certain Dealerships, Assets and Liabilities of Lucas Dealership Group and the related sales, cost of sales and direct operating expenses and cash flows. Certain information and footnote disclosure normally included in combined financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules. Lucas believes that the disclosures made are adequate to keep the information presented from being misleading. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results to be expected for the full year.

  CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF LUCAS DEALERSHIP GROUP, INC.

(4) RECEIVABLES

     Receivables at December 31 consist of (in thousands):


                                                     DECEMBER 31,
                                               -------------------------
                                                   1998          1997
                                               -----------   -----------
     Contracts in transit ....................   $ 3,926       $ 4,008
     Vehicles, service and parts .............     3,828         4,405
     Factory .................................     1,518         1,182
     Dealer trade ............................     1,036           907
     Other accounts receivable................     1,109         1,429
     Warranty claims .........................       378           323
     Due from finance companies ..............       250           307
                                                 -------       -------
     Total ...................................    12,045        12,561
     Allowance for doubtful accounts .........       (13)          (13)
                                                 -------       -------
     Net .....................................   $12,032       $12,548
                                                 =======       =======

(5) INVENTORIES

     Inventories consist of (in thousands):

                                                         DECEMBER 31,
                                         JUNE 30,   ---------------------
                                           1999        1998       1997
                                       ------------ ---------- ----------
                                        (UNAUDITED)
     New vehicles and demonstrators .     $15,982    $18,507    $14,149
     Used vehicles ..................       6,501      6,295      5,827
     Parts and accessories ..........       2,431      2,549      2,328
     Other ..........................         273        296        242
                                          -------    -------    -------
     Total ..........................     $25,187    $27,647    $22,546
                                          =======    =======    =======

     If the FIFO method of inventory accounting had been used to value all inventories, inventories would have been $6,139,000, $6,092,000 and $5,880,000 higher than reported at June 30, 1999, December 31, 1998 and 1997, respectively.

     For the six-month periods ended June 30, 1999 and 1998 and the years ended December 31, 1998 and 1997, the LIFO valuation method had the effect of (increasing) decreasing income before income taxes by approximately $47,000, $(118,000), $212,000 and $100,000 and net income by approximately $28,000,
$(71,000), $127,000 and $60,000, respectively.

(6) PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consist of (in thousands):




                                                     DECEMBER 31,
                                               -------------------------
                                                   1998          1997
                                               -----------   -----------
Leasehold improvements ......................   $ 3,324       $ 3,393
Furniture and office equipment ..............     3,922         3,852
Machinery and equipment .....................     2,603         2,647
Company vehicles ............................       659           652
                                               --------      --------
Total .......................................    10,508        10,544
Accumulated depreciation and amortization ...    (7,209)       (6,644)
                                               --------      --------
Net .........................................   $ 3,299       $ 3,900
                                               ========      ========

  CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF LUCAS DEALERSHIP GROUP, INC.

(7) NOTES PAYABLE -- DIRECT INVENTORY FINANCING

     New vehicles, demonstrators and rental vehicles are financed under notes payable bearing interest generally at the bank's reference rate (7.75% at December 31, 1998). The notes are collateralized by such vehicles and are due when the related vehicles are sold. The notes require each dealership to maintain specific financial covenants. At December 31, 1998, the dealerships were in compliance with these covenants.

(8) ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities at December 31 consist of (in thousands):


                                                     DECEMBER 31,
                                               -------------------------
                                                   1998          1997
                                               -----------   -----------
     Sales and property taxes ...............    $1,983        $1,892
     Salaries, wages and commissions ........     1,111         1,005
     Vehicle deposits .......................       583           742
     Bonuses -- officers and employees ......       756           509
     Interest ...............................       175           141
     Income taxes payable ...................       225           155
     Other accrued liabilities ..............     1,349         1,378
                                                 ------        ------
     Total ..................................    $6,182        $5,822
                                                 ======        ======

(9) INCOME TAXES

     The provisions for income taxes (which represent allocations computed as if the Certain Dealerships had filed a tax return on a combined basis) consist of the following (in thousands):


                                                       DECEMBER 31,
                                         --------------------------------------
                                             1998          1997        1996
                                         -----------   -----------  -----------
     Current:
       Federal .........................   $2,376        $2,186      $1,127
       State ...........................      663           552         382
                                           ------        ------      ------
     Total .............................    3,039         2,738       1,509
                                           ------        ------      ------

     Deferred:
       Federal .........................     (124)         (163)          9
       State ...........................      (32)           17         (18)
                                           ------        ------      ------
     Total .............................     (156)         (146)         (9)
                                           ------        ------      ------
     Total provision for income taxes ..   $2,883        $2,592      $1,500
                                           ======        ======      ======

     The effective tax rate differs from the federal statutory rate as follows:


                                                            DECEMBER 31,
                                              --------------------------------------
                                                  1998          1997        1996
                                              -----------   -----------  -----------
     Statutory rate .........................    35.0%         35.0%        35.0%
     State taxes, net of federal effect .....     6.0           6.0          6.0
     Non-deductible insurance premium .......     2.0           1.2          4.3
     Imputed interest expense ...............     0.5           1.4          2.2
     Meals and entertainment ................     0.3           1.2          2.0
     Other ..................................    (0.7)          0.1         (0.1)
                                                 ----          ----         ----
     Total ..................................    43.1%         44.9%        49.4%
                                                 ====          ====         ====

  CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF LUCAS DEALERSHIP GROUP, INC.

(9) INCOME TAXES -- (Continued)

     The items giving rise to deferred taxes were as follows:

                                                 1998     1997
                                                ------   -------
Deferred tax assets:
  Reserves not recognized for tax purposes ..... $508     $375
  Capitalized inventory ........................  114       97
  State taxes ..................................  225      187
  Other ........................................   32       17
                                                 ----     ----
Total deferred tax assets ......................  879      676
                                                 ----     ----
Deferred tax liabilities:
  Accelerated depreciation and amortization.....  448      398
  Other ........................................   29       32
                                                 ----     ----
Total deferred tax liabilities .................  477      430
                                                 ----     ----
                                                 $402     $246
                                                 ====     ====

(10) RETIREMENT PLAN

     Lucas contributes to various union-sponsored pension plans (defined contribution plans), covering all union mechanics and service personnel. The related pension expense for the Certain Dealerships for these plans in 1998, 1997 and 1996 was $479,000, $387,000 and $343,000, respectively.

     Nonunion employees may participate in the Lucas Dealership Group Savings and Investment and Profit-Sharing Plan (the Plan). The Plan has two components. The first is the 401(k) component, whereby employees may contribute up to 15% of their annual compensation. Lucas matches one-half of the employee's contribution, limited to $50 per employee per month, and may make additional contributions at the discretion of the Board of Directors. Cash contributions for the Certain Dealerships were $107,000, $103,000 and $89,000 for 1998, 1997 and 1996, respectively. All participating employees are 100% vested. Nonunion employees are also eligible to participate in the second component of the Plan, the profit-sharing component. Contributions are made at the discretion of the Board of Directors and vest over a seven-year period, beginning after the third year. Cash contributions were $242,000, $192,400 and $173,000 for 1998, 1997 and 1996, respectively.

(11) COMMITMENTS

     The Certain Dealerships lease five facilities from Lucas' majority shareholder under agreements which expire in 2005. The other facility lease, leased from an unrelated party, expires in 2000. Future minimum rental payments at December 31, 1998 are as follows (in thousands):

                                  RELATED
                                   PARTY     OTHER    TOTAL
                                 ---------- ------- ---------
  1999 .......................... $ 3,136   $264    $ 3,400
  2000 ..........................   3,136     --      3,136
  2001 ..........................   3,136     --      3,136
  2002 ..........................   3,136     --      3,136
  2003 ..........................   3,136     --      3,136
  Thereafter ....................   6,272     --      6,272
                                  -------   ----    -------
  Total ......................... $21,952   $264    $22,216
                                  =======   ====    =======

     Rental expense for 1998, 1997 and 1996 was $3,621,000, $3,367,000 and
$3,269,000, respectively.

  CERTAIN DEALERSHIPS, ASSETS AND LIABILITIES OF LUCAS DEALERSHIP GROUP, INC.

(12) RELATED PARTY

     The Certain Dealerships' sales to, purchases from, and balances with their unconsolidated subsidiaries are as follows (in thousands):



                                                         1998   1997   1996
                                                        ------ ------ ------
Revenue from vehicle, parts, or service sales .......... $221   $324   $123
Cost of vehicle, parts, or services purchased ..........  219    306    120
Balance at year end:
 Receivable ............................................  327    956
 Payable ...............................................   10     36

     In addition, the Certain Dealerships paid fees for fixed asset purchases from a related party in the amounts of $620,000, $222,000, and $55,000 in December 31, 1998, 1997, and 1996, respectively.

(13) PENDING LITIGATION

     The Company is involved in various legal proceedings. Management, after reviewing these proceedings with legal counsel, believes the aggregate liability, if any, will not materially affect the combined financial condition or results of operations of the Certain Dealerships.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


The accompanying unaudited pro forma consolidated financial data of FirstAmerica Automotive, Inc. (the Company) and of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. present the effect of the Company's acquisition of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. as if such acquisition had occurred at the beginning of the respective periods presented.

The unaudited pro forma consolidated balance sheet as of June 30, 1999 reflects the historical accounts of the Company as of that date as adjusted to give effect to the acquisition of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. as if such acquisition had occurred on June 30, 1999.

The unaudited pro forma consolidated statement of operations for the six months ended June 30, 1999 consists of the Company's unaudited consolidated statement of operations, and of the combined statement of sales, cost of sales, and direct operating expenses for the six months ended June 30, 1999 of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc., together with unaudited pro forma adjustments that are considered necessary to present fairly the unaudited pro forma results of operations of both entities as if such acquisition had occurred on the first day of the period presented.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 consists of the Company's audited consolidated statement of operations, and of the audited combined statements of sales, cost of sales, and direct operating expenses, each for the year ended December 31, 1998, of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc., together with unaudited pro forma adjustments that are necessary to present fairly the unaudited pro forma consolidated results of operations of both entities as if the acquisition had occurred on the first day of the period presented. Such unaudited pro forma adjustments are based on the terms and structure of the transaction, and include operating adjustments such as goodwill amortization, interest expense and income taxes.

The following unaudited pro forma financial data may not be indicative of the results of operations that would have actually occurred had the transaction been in effect as of the beginning of the respective periods, nor do they purport to indicate the Company's future results of operations. This information and accompanying notes should be read in conjunction with the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1999, the Company's Quarterly Report on Form 10-Q filed on August 16, 1999, and the audited financial statements of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc., which are included elsewhere in this report on Form 8-K/A.

Certain financial data of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. have been reclassified to conform to the Company's current financial statement presentation.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                (IN THOUSANDS)

                                                                     Lucas
                                                 FirstAmerica      Dealership       Pro Forma
Assets                                          Automotive, Inc.   Group, Inc.     Adjustments            Pro Forma
------                                         ---------------------------------------------------------------------
Current assets:
        Cash and cash equivalents                  $  2,339          $19,825         $(19,825) (a)         $  2,339
        Contracts in transit                         18,667            3,845                -                22,512
        Accounts receivable, net                     16,020            8,149                -                24,169
        Inventories, net                            120,919           26,449            6,139  (b)          153,507
        Deposits, prepaid expenses and other          5,713              798                -                 6,511
                                               ---------------------------------------------------------------------
                Total current assets                163,658           59,066          (13,686)              209,038

Property and equipment                               12,137            2,947              385  (c)           15,469
Other assets:
        Loan origination and other costs, net         2,815                -                -                 2,815
        Other noncurrent assets                       1,452                -                -                 1,452
        Goodwill and other intangible assets         40,499              581           56,709  (d)           97,789
                                               ---------------------------------------------------------------------
                Total assets                       $220,561          $62,594         $ 43,408              $326,563
                                               =====================================================================

See accompanying notes to unaudited pro forma consolidated financial data.

            UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (CON'T)
                             AS OF JUNE 30, 1999
                       (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                         Lucas
                                                                   FirstAmerica        Dealership      Pro Forma
Liabilities and Stockholders' Equity                              Automotive, Inc.     Group, Inc.    Adjustments      Pro Forma
------------------------------------                              -----------------------------------------------------------------
Current liabilities:
        Floor plan                                                    $110,048           $23,424        $     -        $133,472
        Accounts payable and accrued liabilities                        19,589             8,367          2,893  (e)     30,849
        Notes payable and secured lines of credit                       30,003                 -         69,464  (f)     99,467
        Deferred income taxes                                                -                 -          1,842  (g)      1,842
        Deferred revenue                                                 1,640                 -              -           1,640
                                                                  -----------------------------------------------------------------
                        Total current liabilities                      161,280            31,791         74,199         267,270

Long-term liabilities:
        Senior notes, net                                               33,321                 -              -          33,321
        Deferred income taxes                                            1,055                12              -           1,067
        Deferred revenue                                                 1,762                 -              -           1,762
        Capital lease obligations and other long-term notes              5,361                 -              -           5,361
                                                                  -----------------------------------------------------------------
                        Total liabilities                              202,779            31,803         74,199         308,781

Redeemable preferred stock:
        Cumulative redeemable preferred stock                            3,079                 -              -           3,079
        Redeemable preferred stock                                         560                 -              -             560

Stockholders' equity:
        Common stock                                                         -                 -              -               -
        Additional paid-in capital                                       8,571                 -              -           8,571
        Retained earnings                                                6,425            30,791        (30,791) (h)      6,425
                                                                  -----------------------------------------------------------------
                        Total stockholders' equity                      14,996            30,791        (30,791)         14,996
                                                                  -----------------------------------------------------------------
                                                                      $220,561           $62,594        $43,408        $326,563
                                                                  =================================================================

See accompanying notes to unaudited pro forma consolidated financial data.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                Lucas
                                                       FirstAmerica           Dealership      Pro Forma
                                                     Automotive, Inc.        Group, Inc.     Adjustments           Pro Forma
                                                   ---------------------------------------------------------------------------
Sales:
    Vehicle                                             $433,228              $154,906         $     -              $588,134
    Service, parts and other                              72,476                27,997               -               100,473
                                                   ---------------------------------------------------------------------------
        Total sales                                      505,704               182,903               -               688,607

Cost of sales                                            427,610               153,755             (47) (b)          581,318
                                                   ---------------------------------------------------------------------------
Gross profit                                              78,094                29,148              47               107,289

Operating expenses:
    Selling, general and administrative                   64,633                24,285          (3,275) (i)           85,643
    Depreciation and amortization                          2,172                   636             575  (j)            3,383
                                                   ---------------------------------------------------------------------------
        Operating income                                  11,289                 4,227           2,747                18,263

Other (income)/expenses:
    Interest expense, floor plan                           3,158                   853            (138) (k)            3,873
    Interest expense, other                                3,719                     -           2,674  (l)            6,393
    Other (income)/expense                                (1,253)               (1,178)          1,178  (m)           (1,253)
                                                   ---------------------------------------------------------------------------
        Income before income taxes                         5,665                 4,552            (967)                9,250

Income tax expense                                         2,436                 1,887            (253) (n)            4,070
                                                   ---------------------------------------------------------------------------
        Net income                                        $3,229              $  2,665         $  (714)             $  5,180
                                                   ===========================================================================
        Basic earnings per share                           $0.20                                                       $0.33

        Weighted average shares outstanding               15,145                                                      15,145

        Diluted earnings per share                         $0.19                                                       $0.32

        Weighted average shares outstanding               15,842                                                      15,842

See accompanying notes to unaudited pro forma consolidated financial data.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         Lucas
                                                     FirstAmerica      Dealership       Pro Forma
                                                    Automotive, Inc.   Group, Inc.     Adjustments            Pro Forma
                                                   ---------------------------------------------------------------------
Sales:
    Vehicle                                            $667,676        $286,581         $     -             $  954,257
    Service, parts and other                            115,395          53,031               -                168,426
                                                  ---------------------------------------------------------------------
        Total sales                                     783,071         339,612               -              1,122,683

Cost of sales                                           663,902         285,121            (212) (b)           948,811
                                                  ---------------------------------------------------------------------
Gross profit                                            119,169          54,491             212                173,872

Operating expenses:
    Selling, general and administrative                  99,603          47,723          (7,461) (i)           139,865
    Depreciation and amortization                         1,952           1,406           1,135  (j)             4,493
                                                  ---------------------------------------------------------------------
        Operating income                                 17,614           5,362           6,538                 29,514

Other (income)/expenses:
    Interest expense, floor plan                          5,521           1,688            (252) (k)             6,957
    Interest expense, other                               5,432               -           5,696  (l)            11,128
    Other (income)/expense                                    -          (3,014)          3,014  (m)                 -
                                                  ---------------------------------------------------------------------
        Income before income taxes                        6,661           6,688          (1,920)                11,429

Income tax expense                                        2,864           2,883            (718) (n)             5,029
                                                  ---------------------------------------------------------------------
        Net income                                     $  3,797        $  3,805         $(1,202)           $     6,400
                                                  =====================================================================
        Basic earnings per share                          $0.24                                                  $0.42

        Weighted average shares outstanding              14,341                                                 14,341

        Diluted earnings per share                        $0.23                                                  $0.40

        Weighted average shares outstanding              14,928                                                 14,928

See accompanying notes to unaudited pro forma consolidated financial data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


(a)  Reflects the elimination of cash and cash equivalents not acquired.

(b) Reflects the change in accounting for inventories from Lucas Dealership Group, Inc.'s last-in, first-out method to the Company's specific identification method.

(c) Reflects the write-up of property and equipment acquired to fair market value.

(d) Reflects the excess of the net goodwill adjustment resulting from allocating the purchase price to the net assets acquired based on their relative fair value.

(e) Reflects a contingent purchase price adjustment, accrued direct acquisition costs, and accrued taxes resulting from changing the method of accounting for inventories and from assets held for sale.

(f)  Reflects the funding of the acquisition from Ford Motor Credit Corporation.

(g) Represents deferred income taxes resulting from changing the method of accounting for inventories.

(h) Reflects the elimination of historical retained earnings as a result of the purchase method of accounting.

(i) Primarily reflects the decrease in selling, general and administrative expenses related to the reduction in salaries, fringe benefits, and related expenses of owners, officers and employees who will not become employees of the Company pursuant to the acquisition and who will not be replaced. Also reflects a net decrease in rent and expenses related to facilities not acquired and to other expenses relating to operations that will not be acquired.

(j)  Reflects the incremental increase in amortization of goodwill.

(k) Reflects the reduction of approximately 125 basis points in the historical annual floor plan interest rate applied to the average outstanding debt of $20 million as of December 31, 1998 and $22 million as of June 30, 1999 as if the refinancing occurred at the beginning of the period.

(l) Reflects the incremental interest expense associated with debt of $69 million used to finance the acquisition.

(m) Reflects the elimination of management fees earned, the elimination of gains on sales of unacquired assets, and the elimination of pre-acquisition interest income earned on investments of cash and cash equivalents not acquired.

(n) Reflects the net increase in the provision for income taxes resulting from the pro forma adjustments above, primarily goodwill amortization not deductible for income tax purposes, computed using a combined statutory income tax rate of 44%.